Exhibit 10.1

INTERIM CEO, CFO & EXECUTIVE CONSULTANT AGREEMENT

This Interim CEO and Acting CFO, & Executive Consultant Agreement (“Agreement”) is entered into on October 5th, 2023, to be considered effective as of the 20th day of June 2023 (the date of Ms. Miller’s appointment as Interim CEO), by and between Genvor Incorporated, a Nevada corporation having an address of 201 S. Elliott Road, Suite 538 (hereinafter “Company,” “we,” “us,” or “our”) and Judith S. Miller (“Interim CEO and Acting CFO”, “Consultant,” “you” or “your”), an individual whose address is 201 S Elliott Road, Suite 550, Chapel Hill, NC 27514, jointly known as (“Parties”).

Section A – Engagement

1.	Your relationship with us (“Engagement”) whether in the role of Interim Chief Executive Officer (“CEO”), Acting Chief Financial Officer (“CFO”), or as an Executive Consultant is that of an independent contractor and not an employee. It is our intention to retain you in the position of Interim CEO & Acting CFO of the Company until such a suitable candidate to fill the position of full-time CEO is found, which is one of the primary objects of your role with us, to assist in finding that candidate. Upon the Company appointing a full-time CEO, you agree to transition from your Interim CEO & Acting CFO position, at which time we agree to retain you as an Executive Consultant for a period of twelve (12) months thereafter; compensation for both the Interim CEO and Acting CFO, and Executive Consultant roles are outlined in Schedule B of this Agreement. Further, it is the joint-specific intent of the Parties that this Agreement is to be construed only as an Independent Contractor agreement. All acts or omissions of yours which are outside the Services you are obligated to provide, or the scope thereof, shall solely bind you, personally, and shall not create any liability to or obligation of us. The relationship of you and us to this Agreement is determined solely by the provisions of this Agreement. Neither you nor we intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

2.	The term of the Agreement is indefinite, with no specific length of time having been promised or extended to you. Any contrary representations which may have been made to you are superseded by this Agreement.

3.	The Effective Date of your Engagement is June 20, 2023, with compensation accruing as of that date.

4.	You shall have the duties and responsibilities assigned to you from time to time in our sole discretion, as well as any other services mutually agreed to by you and us from time to time, collectively part of the consulting services (the “Services”), as outlined in Schedule A of this Agreement.

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Section B – Termination of Engagement

5.	You may terminate your Agreement upon thirty (30) days advance written notice of intent to terminate the Agreement. We may terminate your Agreement at any time, with or without cause.

In the event of termination, with or without cause, and regardless of whether termination is made by you or by us, all provisions of Sections C through D and Paragraph 14 in this Agreement shall survive the termination of your Engagement with the Company and continue to be binding upon you. Upon termination of this Agreement, whether by you or us, any unpaid compensation earned by you will be paid to you within fourteen (14) days from the date you are no longer Engaged with us.

Section C – Non-Competition/Non-Solicitation/Confidentiality

6.	You agree and affirm that we provide specialized training in our products and services, have invested substantial resources and finances in the development of the unique products, services, processes, trade secrets, contacts, clientele, customers, monetary methods, Confidential Information, and other methods used by us, (hereinafter collectively referred to as “Intellectual Property”). We would not disclose this Intellectual Property and would not impart training or share our Intellectual Property with you but for your engagement under the terms of this Agreement. You agree and affirm that we operate in a highly competitive industry and that any breach of any part of Section C of this Agreement by you will cause irreparable harm and damage to us. You further acknowledge and agree:

1.	We are in the business of developing products and services for the purpose of helping farmers and growers build a sustainable future while helping to preserve the world’s precious resources.

2.	We are creating a valuable and unique business model in the United States and throughout the world.

3.	Our Intellectual Property has been, is, and will be established, maintained, and grown at great expense to us, and by virtue of this engagement, you have become and will continue to become more familiar with the knowledge of such Intellectual Property.

4.	You have been given access to and knowledge of such Intellectual Property due to the engagement hereunder; and

5.	We have a legitimate business interest in protecting that Intellectual Property.

7.	It is understood that we have developed and used, and will be developing and using, Confidential Information in connection with our business. “Confidential Information,” as the term is used in this Agreement, includes, but is not limited to, information and methodologies relating to profits, sales, pricing policies, operational methods, technical processes, customer and/or client lists, prospect lists, staff information, marketing methods, marketing programs, presentation methods, financial information, other business affairs and methods, plans for future developments and other information which is not readily available and provided to the public, and any and all Intellectual Property not specifically enumerated hereinabove. This information was developed and will be developed by us at great expense and constitutes our trade secrets. To safeguard this Confidential Information, we require this Agreement as a condition of your engagement. You understand that Confidential Information is vital to the success of our businesses. You, therefore, agree to the following:

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a.	Except with our prior written approval, you shall not disclose any Confidential Information of ours at any time to any person except authorized individuals of ours. In the event of a breach or threatened breach by you of the provisions of this paragraph, we shall, in addition to any other available remedies, be entitled to an injunction, ordered by a court, restraining you from disclosing, in whole or in part, any such information or from rendering any services to any person, firm or corporation to whom any of such information may have been disclosed or is threatened to be disclosed.

b.	You shall not make use of any such Confidential Information for your own purposes, or for the benefit of anyone other than us, either during the term of this Agreement or at any time thereafter.

c.	All data, including, but not limited to, files, records, documents, customer lists, and similar items relating to our business, whether prepared by you or coming into your possession, shall remain our exclusive property and shall not be removed from the premises, or otherwise copied, distributed, disclosed, or transmitted, under any circumstances whatsoever without our prior written consent.

d.	You agree that you shall not have or accrue any rights whatsoever in or to the products or services sold by and through us.

8.	You expressly promise and agree that you will not, at any time during your engagement with us and for a period of twenty-four (24) months from the date you separate from us, for any reason whatsoever, directly, or indirectly, for yourself or on behalf of, or in conjunction with any other person, persons, company, business, venture, partnership, group, corporation or otherwise, do any of the following, all of which are collectively referred to as “Restricted Activity”:

a.	Divert, solicit, or take away any customer or customers of ours; or

b.	Entice, encourage, solicit, recruit, invite, or engage any individual or related entities to terminate, resign, leave, or diminish their engagement with us, or to engage any individual currently engaged with us.

9.	The area of restriction for this Restricted Activity shall be worldwide. You affirm and agree that this geographic restriction is reasonable and appropriate considering the nature and practice of our business and the businesses of our related entities. The duration of the time period restriction for the Restricted Activity shall survive your engagement with us for a period of twenty-four (24) months from the date you separate from us. You agree that due to the nature of the business involved, the time period of this restriction is reasonable.

10.	It is expressly agreed that the remedy at law for breach or threatened breach of any part of Section C of this Agreement would be inadequate by itself and that injunctive relief provided by a court of competent jurisdiction is necessary to us to prevent the breach thereof and you consent to such remedy. Nothing contained herein, however, shall be construed as prohibiting or limiting us from pursuing other remedies, at law or in equity, available to us for such breach or violation or threatened breach or violation. Should a court of competent jurisdiction declare the restrictive covenants set forth herein unenforceable due to an unreasonable restriction of duration or geographical area or otherwise, both we and you hereby agree that such court shall be empowered and shall grant injunctive relief reasonably necessary to protect our interests.

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11.	We and you each agree that the restrictive covenants contained in this Section C of this Agreement and all subparts and provisions thereof are several and separate, and the unenforceability of any specific covenant will not affect the validity of any other covenant. Further, the restrictive covenants and agreements in this Section C of this Agreement are and will each be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of, by or on behalf of you against us shall not and will not constitute a defense to or limitation of the enforcement by us of the restrictive covenants contained in Section C of this Agreement, and shall not constitute a defense to or limitation of the enforcement by us of any other provision of this Agreement.

12.	The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to a court order.

Section D – Property Rights / Inventions / Intellectual Property

13. All work that you create in connection with your engagement shall be considered “work made for hire”. In the event a work is not construed to be a work made for hire, you hereby assign, and will continue to assign to us all rights and interests in any developments, designs, inventions, improvements, trade secrets, trademarks, copyrightable subject matter, or proprietary information which you have made or conceived, or may make or conceive, either solely or jointly with others either on or off our premises: (a) while providing services to us, or (b) with the use of the time, materials or facilities of ours, or (c) relating to any product, service or activity of ours of which you have knowledge, or (d) suggested by or resulting from any work performed for us (the “Developments”). You agree that you have no proprietary interest in any Developments, including any patent, copyright, trademark, or trade secret rights. Any and all programs, inventions, and other works of authorship developed by you while performing services for us are created for and owned exclusively by us and shall constitute our Intellectual Property. You agree to sign any papers necessary for patents, copyrights, or trademarks to conform to and protect our interests in the Developments and you shall not register, file, or obtain any patent, copyright or trademark covering any Developments in your own name, and further agree to provide necessary assistance to protect, enforce or perfect our rights and interests in such patents, copyrights, and trademarks.

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Section E – Non-Disparagement / Arbitration / Governing Law

14.	We and you agree not to disparage each other or each other’s related businesses, online or offline in any manner, during or after engagement. Should either of us breach this provision, we and you agree that the other party may seek to enforce the provision by injunction against the other.

15.	This Agreement and all transactions contemplated hereby shall be governed by, construed, and enforced in accordance with the laws of the state of Florida.

16.	With respect to the provisions in Section C, Section D, and Paragraph 14 hereinabove, we and you waive trial by jury and agree to submit exclusively to the personal jurisdiction and venue of a state court of subject matter jurisdiction located in Orange County, Florida. Neither of us may bring an action on behalf of or become a member in a multiple-party or class action proceeding against the other. In the event that we are required to take any action to enforce any of the provisions in Section C, Section D, or Paragraph 14 of this Agreement, or litigation results from or arises out of such provisions, or the performance thereof, we and you agree to reimburse the prevailing party’s reasonable amount of attorney’s fees, costs, and any and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

17.	Except as to the provisions in Section C, Section D, and Paragraph 14 hereinabove, we and you agree that any other dispute between us shall first be attempted to be resolved through mediation and thereafter, if unsuccessful, to submit such dispute exclusively to binding arbitration under Judicial Arbitration and Mediation Services (“JAMS”) or the American Arbitration Association (“AAA”), at the discretion of the Party filing such demand for arbitration, in Orlando, Florida before a single professional arbitrator selected by the Parties or, if the Parties cannot agree on an arbitrator, appointed by JAMS or AAA, as relevant. Any such arbitration shall be commenced within fifteen (15) days of selection of the arbitrator and the discovery rules contained in the Florida Rules of Civil Procedure shall apply to all such proceedings in the event the arbitrator does not set out alternative discovery rules. In the event that the Parties are required to take any action to enforce any provision of this Agreement, or litigation results from or arises out of this Agreement or the performance thereof, the Parties agree the arbitrator shall order all remedies permitted by law, including award attorney’s fees and costs to the prevailing party, and require that the entire proceeding, including the existence of the proceeding, be held confidential by the Parties, and shall not be disclosed by any Party. All orders issued by the arbitrator shall be enforced by a state court of competent jurisdiction located in Orlando, Orange County, Florida.

Section G – Miscellaneous

18.	The Company shall indemnify and hold you harmless, as well as all your affiliates, and your respective officers, directors, members, agents, and employees from all claims, demands, losses, liabilities, causes of action, damages, lawsuits, judgments (including attorneys’ fees and costs in connection with, or arising out of, in any way, this Agreement. To the fullest extent permitted by law, the Company shall not be liable to you for any special, indirect, incidental, punitive, or consequential damages arising from or related to this Agreement (including but not limited to bodily injury, death, loss of revenue, profits or other benefits, and claims by any third party), even if the Company has been advised of the possibility of such damages in advance and notwithstanding the failure of essential purpose of any limited remedy. The foregoing limitation applies to all causes of action in the aggregate, including without limitation breach of contract, breach of warranty, negligence, strict liability, other torts, and any other type of cause of action.

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19.	Both we and you acknowledge that this Agreement is reasonable, valid, and enforceable. However, if any term, covenant, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, it is the intent of both you and us that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired, or invalidated as a result.

20.	This Agreement sets forth the entire agreement and understanding of you and us relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between you and us, relating to the subject matter hereof.

21.	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date set forth below.

/s/ Jesse Jaynes	/s/ Judith S. Miller
Dr. Jesse Jaynes	Judith S. Miller
Chairman of the Board of Directors	Interim CEO and Acting CFO and subsequently
Executive Consultant

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SCHEDULE A

Services Provided

Your Services shall include, but not be limited to:

1.	Acting as primary liaison as a Company representative to our Board of Directors and reporting Company status updates to our Board of Directors,

2.	Assisting in the recruitment and hiring of an appropriate full-time Chief Executive Officer (CEO), and a Business Development professional with extensive experience and credibility in ag biotech, or a combination of one professional or two professionals in these roles,

3.	Overseeing all elements related to resolve and overcome any outstanding issues, with the goal of obtaining OTC Markets approval, obtaining a ticker symbol and other regulatory approvals to get the Company’s stock to market in order to monetize the Company’s value and prospects,

4.	Reviewing and cleaning up the financial history and reporting of the Company’s books and records, while establishing certifiable practices and methods going forward in the financial conduct of the Company,

5.	Strategic planning with the Board, on both short- and long-term bases, to get the Company trading on the OTCQB market, including hiring a Public and Investor Relations firm to assist with telling the Company’s story, with the intent to assist in building the Company’s value and stock pricing,

6.	Strategic planning with the Board on all other corporate, legal, intellectual property, financial and management issues to bring stability and credibility to the Company going forward,

7.	Overseeing, retaining, and directing all professionals in the following areas:

a.	legal and financial professionals that provide services, advice, or deliverables to the Company, including Securities, Intellectual Property, Corporate, Litigation, Acting CFO and accounting duties,

b.	business development professionals engaged in activities to ensure our growth and success with opportunities for licensing agreements,

c.	scientific and agricultural biotech professionals, as needed, to be engaged in conducting field and greenhouse studies, supervising regulatory approvals and such other service providers to bring the Company’s technology to market,

d.	fundraising professionals involved in short-term financing to keep the Company bills paid from the time of your engagement until longer-term financing can be logically pursued,

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e.	Financial, securities and fundraising professionals in the organization of an estimated Twenty Million ($20,000,000) Dollar investment round for the long- term goals of the Company,

f.	Professionals driving our product development and sales,

g.	Marketing professionals developing effective marketing strategies to promote our products and services, and our stock valuation,

8.	Assisting in our strategic planning and cost-saving efforts,

9.	Managing our investor relations, engaging in our networking activities,

10.	Participating in our negotiations,

11.	Forming strong relationships with our key stakeholders; and

12.	Providing a range of other business services to us to drive our growth and success,

13.	Such other responsibilities that arise from time to time in your role as directed by the Company’s Board, without limitation, as common practice in a start-up company.

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SCHEDULE B Compensation Structure

You shall not receive any employee benefits of any kind from us, including, but not limited to, health, sickness, accident, dental coverage, life insurance, disability benefits, severance, accidental death, and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s). You agree that you shall be treated as an independent contractor for purposes of all tax laws (local, state, and federal) and shall file state and federal tax returns and any other returns consistent with that status. You shall be solely responsible for paying all taxes applicable to you to the appropriate taxor, including, but not limited to, local, state, and/or federal income, social security, and unemployment taxes. You shall indemnify and hold harmless us from all taxes, fines, penalties, and assessments arising out of any failure to pay taxes relating to this Agreement and/or any challenge to the independent contractor relationship between you and us. We will not withhold any taxes or prepare W-2 Forms you however, we will provide you with a Form 1099-MISC or other applicable forms with respect to all payments made to you under this Agreement, if applicable and/or required by law.

A. As consideration for your Engagement as Interim CEO and Acting CFO, we shall pay you:

1.	CASH: A fee of Twenty Thousand Dollars ($20,000) per month, Ten Thousand Dollars ($10,000) on the 1st day of each month, with the balance of Ten Thousand Dollars ($10,000) on the 15th day of each month for each month of completed Services. For any month wherein you provided Services that are less than a full portion of the balance of the month of providing such services, you shall be paid for that part of the month on a pro-rata basis, and

2.	STOCK WARRANTS: (Only Issued at Certain Milestones):

The Company shall issue you the number of warrants to purchase Company common stock set forth below, which warrants shall have a 12-month exercise term, have an initial exercise price of $0.001 per share and be exercisable on a cashless basis, and which warrants shall not be issued until the later of (i) the date that the Company’s common stock has an average daily trading volume of at least 1,000 shares for at least 5 consecutive days as reported by OTCMarkets.com, or (ii) the date that the below milestones are met (provided that no warrants shall be issued for any given milestone if the Agreement has been terminated prior to the Company reaching such milestone):

a) Milestone #1: Complete execution of this Agreement for pre-engagement services: Warrants to purchase One Hundred Thousand (100,000) shares of the Company’s common stock, and

b) Milestone #2: Complete execution of this Agreement as a signing bonus: Warrants to purchase Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock, and

c) Milestone #3: Clearance by both the OTCQB marketplace and FINRA for the Company’s common stock to begin trading, with issuance of a ticker symbol: Warrants to purchase Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock, and

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d) Milestone(s) #4 (1) and (2): Upon obtaining 1) the results of the scientific studies conducted by Southern Gardens/US Sugar for further use by the Company, and b) a working agreement with Southern Gardens/US Sugar for sharing the patent rights to citrus and/or a licensing and royalty arrangement with them, Warrants to purchase Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock per each segment of each of these Milestones, and

e) Milestone #5: Upon the Company resolving all claims against Bradley White, either through litigation or settlement, Warrants to purchase Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock, and

f) Milestone #6: Upon the Company hiring a full-time CEO, Warrants to purchase One Hundred Thousand (100,000) shares of the Company’s common stock, and

g) Milestone #7: Upon the Company planning and creating a secondary investment Offering, expected to be from $20,000,000 to $30,000,000, with the first tranche or raise objective expected to be from $4,000,000 to $7,000,000, to be conducted by you, or you in conjunction with our new CEO and other professionals, upon the successful minimum raise of Three Million ($3,000,000) dollars from this investment round, you shall receive Warrants to purchase Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock.

B. As consideration for your subsequent Engagement as an Executive Consultant on a non-exclusive basis, we shall pay you:

1. CASH: A fee of Ten Thousand Dollars ($10,000) per month for each month of completed Services. Five Thousand Dollars ($5,000) on the 1st day of each month, with the balance of Five Thousand Dollars ($5,000) on the 15th day of each month for each month of completed Services. For any month wherein you provided Services that are less than a full portion of the balance of the month of providing such services, you shall be paid for that part of the month on a pro-rata basis; and

2. WARRANTS TO PURCHASE COMPANY COMMON STOCK: (These shall be issued as cashless Warrants at a $0.001 strike price, a 12-month term, with certain exercise restrictions.) You shall be entitled to receive each month Twenty-Five Thousand (25,000) Warrants to purchase the Company’s common stock. These shall be issued one-half, or Twelve Thousand Five Hundred (12,500) Warrants on the 15th day of each month, and the balance of Twelve Thousand Five Hundred (12,500) Warrants on the final day of each month. For any month wherein you provide Services that are less than a full month of providing services, you shall be paid for that month or one-half month on a pro-rata basis.

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